Exhibit 4.38

Assignment Agreement

This Assignment Agreement (“Agreement”) is entered into on the 17th day of May 2004, at Beijing among the following parties:

Party A:	NetEase Information Technology (Beijing) Co., Ltd.
Address:	No. 5, Xiyuancaochang, Haidian District, Beijing

Party B:	NetEase Information Technology (Shanghai) Co., Inc.
Address:	33/F, Harbour Ring Plaza 18 XiZang Rd, (m), Shanghai

Party C:	Guangzhou NetEase Interactive Entertainment Ltd.
Address:	203, West Zhi Er, No. 25, Jian Hua Lu, Ke Yun Lu, Zhongshan Avenue, Tianhe district, Guangzhou

Whereas:

1.	Party A is a party to the Exclusive Technical Services Master Agreement dated February 3, 2000 with Guangzhou NetEase Computer System Co., Ltd. (“Guangzhou NetEase”), which agreement was subsequently supplemented by a Supplemental Agreement entered into among the parties on April 27, 2000 (as so supplemented, the “Exclusive Technical Services Master Agreement”).

2.	Party A is also a party to the Exclusive Consulting and Services Agreement dated February 3, 2000 with Beijing Guangyitong Advertising Co., Ltd. (“Guangyitong Advertising”), which agreement was subsequently supplemented by a Supplemental Agreement entered into among the parties on June 15, 2000 (as so supplemented, the “Exclusive Consulting and Services Agreement”).

3.	Both the Exclusive Technical Services Master Agreement and the Exclusive Consulting and Services Agreement provide that Party A is be able to transfer all or any of its rights and obligations under each such agreement to any third party at its discretion, and such transfer shall only be subject to a written notice serviced to Guangzhou NetEase or Guangyitong Advertising, as the case may be, by Party A, and no any further consent from Guangzhou NetEase and or Guangyitong Advertising will be required.

4.	Party A wishes to assign certain of its rights and obligations under the Exclusive Technical Services Master Agreement to Party C and under the Exclusive Consulting and Services Agreement to Party B, and each of Party B and Party C desire to assume those rights and obligations, as provided for below.

Therefore, the parties hereto have reached the following agreement after negotiation:

1.	Party A hereby assigns, and Party B hereby assumes, all of Party A’s rights and obligations under the Exclusive Consulting and Services Agreement to provide Guangyitong Advertising with technical services with respect to all or a portion of its online advertising services and to receive payments therefor, in accordance with the Exclusive Consulting and Services Agreement, as if Party B were an original party thereto. Party A and Party B agree that Party A shall determine from time to time the exact level and nature of the technical services to be provided by Party B and the revenue it shall be entitled to as a result.

2.	Party A hereby assigns, and Party C hereby assumes, all of Party A’s rights and obligations under the Exclusive Technical Services Master Agreement to provide Guangzhou NetEase with technical services with respect to all or a portion of its online game services and to receive payments therefor, in accordance with the Exclusive Technical Services Master Agreement, as if Party C were an original party thereto. Party A and Party C agree that Party A shall determine from time to time the exact level and nature of the technical services to be provided by Party C and the revenue it shall be entitled to as a result.

3.	This Agreement is to be construed in accordance with and governed by the internal laws of the People’s Republic of China.

4.	This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.	This Agreement is in the English and Chinese languages. The Chinese language version shall be controlling in all respects.

Party A: NetEase Information Technology (Beijing) Co., Ltd.

Representative:

Party B: NetEase Information Technology (Shanghai) Co., Inc.

Representative:

Party C: Guangzhou NetEase Interactive Entertainment Ltd.

Representative:

Received and acknowledged:

Guangzhou NetEase Computer System Co., Ltd.

Representative:

Beijing Guangyitong Advertising Co., Ltd.

Representative:

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